Exhibit 99.1

Marlin Midstream Partners, LP Announces Appointment of CFO Mandy Bush to Board of Directors
HOUSTON, May 07, 2014 /GlobeNewswire/ -- Marlin Midstream Partners, LP (NASDAQ: FISH), a Delaware limited partnership (“Marlin” or “the Partnership”), announced today that the sole member of Marlin Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), has appointed Chief Financial Officer, Amanda (“Mandy”) Bush, to the Board of Directors of the General Partner, effective May 15, 2014, and if necessary, increased the number of authorized directors to accommodate Ms. Bush’s appointment. With the addition of Ms. Bush, the Marlin Midstream Board maintains a majority of independent director oversight with four independent directors and three inside directors.  As an inside director, no additional compensation will be paid to Ms. Bush for serving on the Board.
“We are pleased to congratulate Mandy on her appointment to Marlin’s Board of Directors,” said Chairman and CEO W. Keith Maxwell III. “Mandy’s expertise in finance and accounting for the oil and gas industry has been instrumental to the growth and development of Marlin as well as our affiliate Spark Energy over the past seven years. We are delighted to formally welcome Mandy as an additional inside director for the continuing benefit of both our business and our unitholders.”
Ms. Bush has served as Marlin’s Chief Financial Officer since the Partnership’s IPO in July 2013. Prior to the IPO she served as Chief Financial Officer of Spark Energy, where she held various finance roles within the organization, including oversight of strategic planning, risk management, treasury and accounting services. Prior to joining Spark Energy in 2007, she worked in public accounting at Pricewaterhouse Coopers LLP. Ms. Bush holds a master’s degree in accounting from the University of Houston and is a Texas certified public accountant.
About Marlin
Marlin is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil transloading services. Headquartered in Houston, Texas, Marlin's assets include two related natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two natural gas gathering systems connected to its Panola County processing facilities, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and two crude oil transloading facilities containing five crude oil transloaders.
www.marlinmidstream.com
Forward-Looking Statements
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Marlin expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations. Such risk factors are included in Marlin’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law,

Marlin undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Financial Profiles, Inc.
Kristen Papke, (206) 623-2233
FISH@finprofiles.com